EXHIBIT 8.1

January 25, 2005

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, MN 55077

Re:	Federal Income Tax Consequences of Issuance of 8% Cumulative Redeemable Preferred Stock in Redemption of Patrons’ Equities

Ladies and Gentlemen:

     We have acted as counsel to CHS Inc., a Minnesota cooperative (“CHS”), in connection with a Registration Statement on Form S-2, File No. 333-121029 (the “Registration Statement”) relating to the redemption by CHS of up to $20,000,000 of patrons’ equities held by its members (the “Patrons’ Equities”). The redemptions will be effected by having CHS issue its 8% Cumulative Redeemable Preferred Stock (the “Preferred Stock”) in exchange for Patrons’ Equities held by its members participating in the redemption transactions (the “Participants”). The redemptions and exchanges (collectively the “Redemption Exchanges”) are more specifically described in the Preliminary Prospectus constituting part of Pre-Effective Amendment No. 1 to the Registration Statement (the “Preliminary Prospectus”). Unless otherwise provided herein, capitalized terms used herein have the meanings set forth in the Preliminary Prospectus.

     We are rendering the following opinion to CHS. For purposes of rendering this opinion, we have examined the Preliminary Prospectus and such other instruments and documents as we have deemed necessary or appropriate, and we have reviewed such questions of law as may be considered necessary or appropriate.

     In rendering this opinion, we have relied upon, without independent investigation or verification, statements of fact set forth in the Officer’s Tax Certificate of even date herewith delivered to us by CHS (the “Certificate”). Our opinion is based upon the assumption that the Redemption Exchanges will be effected in the manner described in the Preliminary Prospectus.

     Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current Treasury Department Regulations issued thereunder, current published administrative positions of the Internal Revenue Service contained in revenue rulings, revenue procedures and other administrative pronouncements and judicial decisions, all of which are subject to change, which may be retroactive. Any change in such authorities may affect the opinions set forth herein.

CHS Inc.
January 25, 2005

     An opinion of counsel is predicated upon all the facts and conditions set forth in the opinion and is based upon counsel’s analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Based upon the foregoing, it is our opinion that the Redemption Exchanges should constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code. In that case, the following federal income tax consequences will result from the Redemption Exchanges:

     1. CHS will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

     2. CHS will recognize no gain or loss upon the receipt of the Patrons’ Equities in exchange for the Preferred Stock. Code § 1032(a).

     3. The Participants will recognize no gain or loss on the exchange of Patrons’ Equities for Preferred Stock, assuming that Section 305(c) of the Code does not apply in connection with the Redemption Exchanges. Code § 354(a).

     4. Provided the participants recognize no gain or loss upon the exchange of Patrons’ Equities for Preferred Stock, the basis of the Preferred Stock received by the Participants in the transaction will be the same as the basis of the Patrons’ Equities surrendered in exchange therefor. Code § 358(a)(1).

     5. The holding period of the Preferred Stock received by each Participant will include the period during which the Participant held the Patrons’ Equities surrendered in exchange therefor, provided that the Patrons’ Equities surrendered were held as capital assets on the date of the exchange and assuming that Section 305(c) of the Code does not apply in connection with the Redemption Exchanges. Code § 1223(1).

     6. The Preferred Stock received by the Participants in the Redemption Exchanges will not constitute “section 306 stock” within the meaning of Section 306(c) of the Code. Code § 306(c); Treasury Regulations § 1.306-3(d). Accordingly, a disposition of the Preferred Stock will not be subject to Section 306(a) of the Code, which provides generally that the gross proceeds from the sale or redemption of section 306 stock shall be treated either as ordinary income or as a distribution of property to which section 301 of the Code (concerning amounts taxable as dividends) applies. Code § 306(a); Treasury Regulations § 1.306-1.

CHS Inc.
January 25, 2005

     Our opinion is limited to the federal income tax matters expressly addressed herein. No opinion is expressed and none should be inferred as to any other matter. Without limiting the generality of the foregoing, we express no opinion, and no opinion should be inferred, regarding whether Section 305(c) of the Code will apply in connection with the Redemption Exchanges, including but not limited to whether a Participant in the Redemption Exchanges will be deemed to receive a distribution to which Section 301 of the Code applies by means of Section 305(c) of the Code.

     Our opinion is effective as of the date hereof and will remain effective as of the time of the Redemption Exchanges provided that (i) the representations set forth in the Certificate remain true and correct as of the effective time of the Redemption Exchanges and thereafter where relevant, (ii) the assumptions set forth above prove to be true and correct, (iii) the Redemption Exchanges are consummated in the manner described in the Preliminary Prospectus, and (iv) there are no relevant changes in the Code, Treasury Department Regulations issued thereunder or administrative or judicial interpretations thereof.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

BJS/KAS/ss